Exhibit 99.1

Memorandum

Date:	February 5, 2018

To:	Amgen Board of Directors and Executive Officers

From:	Jonathan P. Graham

Subject:	Potential Complete Blackout in Transactions Involving Shares of Amgen Common Stock

Notice of Potential Complete Blackout in Transactions Involving Shares of Amgen Common Stock

As you are aware, Amgen has launched a tender offer (the “Offer”) to purchase up to $10 billion in value of shares of Amgen common stock, $0.0001 par value per share (the “Shares”). In my previous memo to you, I explained the various trading restrictions currently applicable to you as a result of the Offer. This supplemental memo is required by law and is intended to formally notify you of the possibility of a complete blackout and explain the circumstances under which it could arise.

If 50% or more of the combined participants in the Amgen Retirement and Savings Plan and the Retirement and Savings Plan for Amgen Manufacturing, Limited make an election to participate in the Offer then, at the time that their elections become irrevocable, our executive officers and directors will by law become subject to a complete blackout on transactions in the Company’s securities. If this condition occurs, we will promptly notify you. We estimate that the complete blackout could begin as early as March 5, 2018 and could extend through March 8, 2018.

If a complete blackout occurs, during the complete blackout period you will be prohibited by law from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any shares of Amgen common stock acquired in connection with your employment as an officer or service as a director of Amgen. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. The following are examples of transactions in which you may not engage:

•	Exercising stock options granted to you in connection with your service as a director or employment as an officer;

•	Selling Shares that you acquired by exercising stock options; and

•	Selling Shares that you originally received as a restricted stock unit or restricted stock grant.

There are certain limited transactions that are exempt from these rules, which should be discussed with the Law Department as provided below.

In light of the uncertainty of whether a complete blackout will occur and the complexity of these rules and the severity of the penalties and other remedies, you are requested to consult with XXXXXX XXXXXXXX of the Law Department, Tel. (XXX) XXX-XXXX, One Amgen Center Drive, Thousand Oaks, CA 91320-1799 before taking any action during the Offer with respect to equity securities, or if you have any other inquiries about the status of a complete blackout.

Thank you.